Exhibit 10.2

*** Certain information in this document has been excluded pursuant to Regulation S-K, item 601(b)(10). Such excluded information is not material and is information that the company treats as private or confidential. Such omitted information is indicated by brackets “[***]”) in this exhibit. ***

220 W. Main St, Hamilton, MT 59840 • localbounti.com

April 19, 2023

Anna Fabrega

[***]

Dear Anna,

I am pleased to offer you a position with Local Bounti Corporation (the “Company”) as its Chief Executive Officer reporting to the Board of Directors, and your start date is scheduled for June 5th, 2023. If you decide to join us, you will receive an initial salary of $500,000 per year, which will be paid bi-weekly in accordance with the Company’s normal payroll procedures and subject to applicable withholdings and other required deductions. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary. This offer letter summarizes the principal terms of that certain Employment Agreement to be entered into by and between you and the Company, and in case of any conflict, such Employment Agreement will control.

In addition to your annual salary listed above, you will receive the following:

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Subject to approval by the Company’s Board of Directors, you will be granted 2,750,000 restricted stock units (on a pre-reverse-stock-split basis), which will vest ratably over four years with the first vesting date on June 5, 2024, subject to continued employment, as determined by the Company in its sole discretion (“RSU Award”). This number of restricted stock units will be adjusted for any reverse stock split effected by our Board of Directors, as described in our recent SEC filings. You will also be eligible to participate in the Company’s long-term equity incentive plan. Subject to the approval of the Board of Directors, the Company generally plans to grant eligible employees restricted stock units on an annual basis. If your employment terminates due to an Involuntary Termination (as defined in your Employment Agreement) before June 5, 2024, you will be entitled to a prorated portion of the first annual vesting tranche of the RSU Award calculated based on the number of full calendar months of employment divided by 12.

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If you are employed by the Company on June 5, 2024, you will be entitled to a one-time bonus valued at $350,000, payable in cash or common stock at the Board of Director’s discretion (the “Bonus”). If your employment terminates due to an Involuntary Termination (as defined in your Employment Agreement) before June 5, 2024, you will be entitled to a prorated portion of the Bonus calculated based on the number of full calendar months of employment divided by 12. The Bonus will be paid as soon as practicable after June 5, 2024 (or your termination date, as applicable), in accordance with the Company’s normal payroll or equity administration procedures and subject to applicable withholdings and other required deductions. If the Bonus is paid in common stock, the number of shares will be determined based on the average closing stock price of the Company’s common stock as reported on the New York Stock Exchange over the 20 trading days preceding June 5, 2024 (or your termination date, as applicable).

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You will be eligible to participate in the company’s Flexible Vacation policy. Please note that you will still need to request your time off and have approval from your supervisor to take the time off. You will also receive paid for the Company’s recognized holidays (currently 10 each year).

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You will be eligible to participate in the Company’s health and welfare programs on your first day. Additionally, you will be eligible to make contributions to a 401(k) Retirement Plan as follows: 100% company matching contribution on the first 3% contributions; and 50% company matching on the next 2% contribution.

•	Your place of employment will be Atlanta, Georgia. You will receive a Company laptop and a Company credit card for business use.

•	The Company agrees that you may serve on one for-profit Board of Directors.

The above benefits are subject in each case to the terms and conditions of the plans in question, including any eligibility requirements set forth therein, and the determination of any person or committee administering each plan. Notwithstanding the foregoing, the Company reserves the right to modify job titles and salaries and to modify or terminate benefits from time to time as it deems necessary or appropriate.

As with all Company employees, your employment is at-will. This means that while we hope your employment will be mutually satisfying and rewarding, both you and the Company are free to end your employment at any time, with or without notice and with or without cause. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct.

You should note that the Employment Agreement requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, non-disclosure of Company proprietary information, and an agreement not to compete with the Company or solicit its service providers during a specified period. Please note that we must receive your signed Employee Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. By signing this letter, you confirm with the Company that you are under no contractual obligation or other legal obligations that would prohibit you from performing your duties with the Company. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter may not be modified or amended except by a written agreement signed by myself and you. This offer of employment will terminate if it is not accepted, signed, and returned by April 22, 2023.

We look forward to your favorable reply and to working with you at Local Bounti Corporation.

Sincerely,

/s/ Travis M. Joyner
Name: Travis M. Joyner
Title: Co-CEO

Agreed to and accepted:

Signature:	/s/ Anna Fabrega
Printed Name:	Anna Fabrega
Date:	04/20/2023

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